Exhibit 23.3

Grant Thornton Argentina
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C1043AAD - Buenos Aires
Argentina

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Consent por F-3

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and the related Prospectus of Pointer Telocation Ltd. for the registration of 2,325,094 ordinary shares, and to the incorporation by reference therein of our report dated February 6, 2014, with respect to the financial statements and schedule of Pointer Localizacion y Asistencia S.A included in Pointer Telocation Ltd. annual report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Partner in charge of the component engagement — signature: /s/ Christian Martin

Partner in charge of the component engagement — name: Christian Martin

Date: Octuber 21, 2014

Country/Office: Grant Thornton Argentina

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